SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT


                PURSUANT TO SECTION 13 OR 15 (d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event reported)  March 31, 1998


                         ALEXANDER MARK INVESTMENTS (USA), INC.
     (Exact Name of Registrant as Specified in its Charter)




     Colorado               0-12122                    84-0601802
(State of                          (Commission               (IRS
Employer
    Incorporation)         File Number)            Identification
No.)




          17770 Preston Road,    Dallas, Texas   75252
            (Address of Principal Executive Offices)





Registrant's  telephone number, including area code:  (972)  733-
3005
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ITEM 1.   Change of Control of Registrant

On March 31, 1998 Forsam Venture Funding, Inc. ("Forsam") previous owner of a majority of the outstanding common stock of the Registrant, entered into a conditional contract to sell control of the Registrant to Jason Conway for an undisclosed amount. The sale is conditional on shareholder approval of the transaction. The Registrant is in the process of preparing the documents for a shareholder meeting to be held at a date to be announced later.

ITEM 2. Acquisition or Disposition of Assets

Simultaneous with this conditional sale Registrant entered into a conditional purchase agreement with Third Planet Publishing, Inc., a wholly owned subsidiary of Camelot Corporation a public company, to purchase all right, title, and interest to the VideoTalk [TM] product for $7,002,056 payable by the issuance of common shares and preferred shares in the Registrant, and a promissory note in the amount of $2,000,000. The purchase is conditional upon the shareholders approving the transaction and the previous change of control. VideoTalk is a complete hardware and software system which, when connected to a multimedia PC, enables full duplex video and audio conferencing over the Internet. The VideoTalk unit includes a camera and a unique proprietary plug-and-play add-in card requiring very low processor power. VideoTalk does not require a sound card or video capture card, and enables other processor intensive programs to be run simultaneously on the PC. VideoTalk incorporates leading edge audio and video compression technology enabling connections over 28.8 kbps modems.


ITEM 7.   Exhibits

     (10)      Material Contracts
          a) VideoTalk Purchase Agreement



                           SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                     ALEXANDER MARK INVESTMENTS (USA), INC.

                     By:   /s/ Daniel Wettreich
                         Daniel Wettreich
                         President

Dated:  April 14, 1998

                         Exhibit  (10) a